FIDELITY BANKSHARES, INC.

                    AMENDED AND RESTATED EXECUTIVE AGREEMENT


     WHEREAS, Debra K. Schiavone ("Executive") and Fidelity Bankshares, Inc. (the "Company") originally entered into an Executive Agreement dated March 25, 2003, which is now being amended and restated effective as of the date set forth below, in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended ("Executive Agreement") to guarantee and ensure that the Executive shall receive the full value of the benefits to which she is entitled under various benefit plans sponsored by the Company or by Fidelity Federal Bank & Trust (the "Bank") in which the Executive is a participant; and

     WHEREAS, tax law provisions relating to "golden parachute payments" could have the effect of reducing the benefits otherwise promised to Executive under the various benefit plans sponsored by the Bank as a result of a Change in Control of the Company or the Bank, either as the result of cut-backs in the benefit due to restrictions imposed by the Bank's regulators or the imposition of an excise tax on the deemed "excess parachute payment"; and

     WHEREAS, the Board believes that this Executive Agreement is in the best interests of the Company and its shareholders and will provide the benefits intended to be provided to Executive in the event of a change in control of the Company or the Bank, without any reduction because of tax code "penalties" or excise taxes relating to a change in control; and

     WHEREAS, the Company and the Executive also desire to enter into this Executive Agreement for the purpose of providing further incentive to the Executive to achieve successful results in the management and operations of the Company.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereto hereby agree as follows:

     1. In the event of a Change in Control (as defined herein) of the Bank or the Company, the Executive shall be entitled to receive, pursuant to this Executive Agreement, an amount payable by the Company, in addition to any compensation or benefits otherwise paid by the Bank or the Company, which shall equal the difference, if any, between (i) the amount that would be paid by the Bank under the terms of the various benefit plans without regard to any reduction that may be required or imposed by any regulatory authority having jurisdiction over the Bank, and (ii) the amount that is actually paid to or for the benefit of the Executive by the Bank under the terms of the various benefit plans.

     2. In addition, in each calendar year that Executive is entitled to receive payments or benefits under the provisions of a benefit plan and this Executive Agreement, the independent accountants of the Company shall determine if an excess parachute payment (as defined in Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code")) exists. Such determination shall be made after taking any reductions permitted pursuant to Section 280G of the Code and the regulations thereunder. Any amount determined to be an excess parachute payment after taking into account such reductions shall be hereafter referred to as the "Initial Excess Parachute Payment". As soon as practicable after a Change in Control, the Initial Excess Parachute Payment shall be determined. At the time at which the Executive would be entitled to a payment under the provisions of a benefit plan and this Executive Agreement or, if the Executive is a Specified Employee (as defined in Proposed Treasury Regulations Section 1.409A-1(i)) and the payment is due to the Executive's Separation from Service (as defined in Proposed Treasury Regulations Section 1.409A-1(h)), the date which is six (6) months after the date of the Executive's Separation from Service (but only if such delay is required by Code Section 409A), the Company shall pay Executive, subject to applicable withholding requirements under applicable state or federal law an amount equal to:

          (i) twenty (20) percent of the Initial Excess Parachute Payment (or such other amount equal to the tax imposed under Section 4999 of the Code), and

          (ii) such additional amount (tax allowance) as may be necessary to compensate Executive for the payment by Executive of state and federal income and excise taxes on the payment provided under Clause (i) and on any payments under this Clause (ii). In computing such tax allowance, the payment to be made under Clause (i) shall be multiplied by the "gross up percentage" ("GUP"). The GUP shall be determined as follows:

                                    Tax Rate
                              GUP = ----------
                                   1- Tax Rate

                           The Tax Rate for purposes of computing the GUP shall be the highest marginal federal and state income and employment-related tax rate, including any applicable excise tax rate, applicable to the Executive in the year in which the payment under Clause (i) is made.

     3. Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which Executive is a party that the excess parachute payment as defined in Section 4999 of the Code, reduced as described above, is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the "Determinative Excess Parachute Payment") then the Company's independent accountants shall determine the amount (the "Adjustment Amount") the Executive must pay to the Company or the Company must pay to the Executive in order to put the Executive (or the Company, as the case may be) in the same position as the Executive (or the Company, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, the independent accountants shall take into account any and all taxes (including any penalties and interest) paid by or for Executive or refunded to Executive or for Executive's benefit. As soon as practicable after the Adjustment Amount has been so determined, the Company shall pay the Adjustment Amount to Executive or the Executive shall repay the Adjustment Amount to the Company, as the case may be. The purpose of this paragraph is to assure that (i) the Executive is not paid more as reimbursement for the golden parachute excise tax than it may ultimately be determined is necessary to make her whole, and (ii) if it is subsequently determined that additional golden parachute excise tax is owed by her, additional reimbursement payments will be made to her to make her whole for the additional excise tax.


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

     4. In each calendar year that Executive receives payments or benefits under one or more benefit plans sponsored by the Bank or the Company, Executive shall report on her state and federal income tax returns such information as is consistent with the determination made by the independent accountants of the Company as described above. The Company shall indemnify and hold Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorney's fees, interest, fines and penalties) that Executive incurs as a result of so reporting such information. Executive shall promptly notify the Company in writing whenever the Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Supplemental Agreement is being reviewed or is in dispute. The Company shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this contract). The Executive shall cooperate fully with the Company in any such proceeding. The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Company may have in connection therewith without prior consent to the Company.

     5. For these purposes, a "Change in Control" shall mean any of the following:

               (a) "Change in Control" shall mean (i) a change in the ownership of the Company, (ii) a change in the effective control of the Company, or (iii) a change in the ownership of a substantial portion of the assets of the Company, as described below.

               (b) A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Proposed Regulations section 1.409A-3(g)(5)(v)(B)), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. For these purposes, a change in ownership will not be deemed to have occurred if no stock of the Company is outstanding.

               (c) A change in the effective control of the Company occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in Proposed Regulations section 1.409A-3(g)(5)(vi)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of such Company, or (ii) a majority of the members of the Company's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's board of directors prior to the date of the appointment or election, provided that this subsection "(ii)" is inapplicable where a majority shareholder of the Company is another corporation.

               (d) A change in a substantial portion of the Company's assets occurs on the date that any one person or more than one person acting as a group (as defined in Proposed Regulations section 1.409A-3(g)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market


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

         value of (i) all of the assets of the Company, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets. For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Proposed Regulations section 1.409A-3(g)(5), except to the extent that such proposed regulations are superseded by subsequent guidance.

     6. This Executive Agreement shall be binding on the Company, its successors and assigns and the benefits hereunder shall inure to the benefit of Executive, her heirs and beneficiaries.

     IN WITNESS WHEREOF, Fidelity Bankshares, Inc. has caused this Executive Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer, and Executive has signed this Executive Agreement as of the ____ day of December, 2005.

ATTEST:                                     FIDELITY BANKSHARES, INC.



                                            By:
------------------------------------            -----------------------------
Secretary



WITNESS:                                    EXECUTIVE



                                            By:
------------------------------------            -----------------------------
                                                Debra K. Schiavone



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